Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-31595, No. 333-47123, No. 333-113246, No. 333-194854 and No. 333-222261 on Form S-8 and No. 333-210659 and No. 333-215641 on Form S-3 of our reports dated October 18, 2018, relating to the consolidated financial statements of Winnebago Industries, Inc. and subsidiaries and the effectiveness of Winnebago Industries, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Winnebago Industries, Inc. for the year ended August 25, 2018.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
October 18, 2018